Exhibit 4.3

TERMS AND CONDITIONS OF THE TIER 2 SUBORDINATED NOTES DUE 2026

The terms and conditions of the Tier 2 Subordinated Notes due 2026 issued by UBS AG are as follows:

1.	DEFINITIONS

“Additional Amounts” has the meaning assigned to such term in Condition 8 (Taxation).

“Alignment Event” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Amendment Effective Date” has the meaning assigned to such term in Condition 11 (Amendments).

“Amendment Notice” has the meaning assigned to such term in Condition 11 (Amendments).

“Auditor” means the accounting firm (i) appointed by the Board of Directors of UBS AG or the shareholders of UBS AG, as the case may be, to provide, among other things, audit and/or review opinions on UBS AG’s financial statements, and (ii) approved by the FINMA in accordance with the Financial Market Supervisory Act (Finanzmarktaufsichtsgesetz) of 22 June 2007, as amended from time to time.

“Balance Sheet Date” means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary Publication Date, and (ii) with respect to any Extraordinary Publication Date, the cut-off date for the Reviewed Interim Measurement published upon the instruction of the FINMA on such Extraordinary Publication Date.

“Bankruptcy Event” means any of the following events with respect to UBS AG: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to article 171, 189 or 191 of the DEBA, (ii) the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA and/or (iv) the ordering of liquidation proceedings (Liquidation) pursuant to articles 33 to 37g of the FBA; provided, however, that none of the following shall constitute a Bankruptcy Event: (x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren) pursuant to article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA, including, in the case of each of clauses (x), (y) and (z), any steps taken under or in connection therewith.

“BIS Regulations” means, at any time, the capital adequacy standards and guidelines promulgated by the Basel Committee on Banking Supervision, as implemented by the FINMA in Switzerland at such time.

“BIS Risk Weighted Assets” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term “risk-weighted assets” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“BIS Tier 1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from tier 1 capital required to be made, in each case, as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date. For the avoidance of doubt, the term “tier 1 capital” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and Zurich.

“Call Date” means 12 February 2021.

“Capital Adequacy Ordinance” means the Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers, which entered into force on 1 January 2013, and as amended from time to time.

“CET1 Capital” means, as of any Balance Sheet Date, the aggregate amount, in Swiss francs, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by UBS AG pursuant to the BIS Regulations applicable to UBS AG as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance of doubt, the term “common equity tier 1 capital” as used in this definition shall have the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

“CET1 Ratio” means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such ratio (or the components thereof) as determined by UBS AG, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of the FINMA on the relevant Extraordinary Publication Date, as applicable.

“Change in Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Contingent Write-down” means the events described in clauses (i) through (iv) of clause (d) of Condition 6 (Contingent Write-down).

“Core Capital” means, at any time, any item that constitutes common equity tier 1 capital of the Group pursuant to the BIS Regulations applicable to UBS AG as of such time.

“Core Capital Instrument” means, at any time, any security or other instrument issued by any member of the Group that qualifies as Core Capital at such time.

“DEBA” means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

“Early Redemption Date” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Early Redemption Notice” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“EU Savings Tax Directive” means the European Council Directive 2003/48/EC of 3 June 2003, on taxation of savings income.

“Event of Default” has the meaning assigned to such term in Condition 10 (Events of Default).

“Extraordinary Publication Date” means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of the FINMA, after the FINMA has determined that the conditions for issuing a Trigger Event Write-down Notice in accordance with Condition 6 (Contingent Write-down) have been met.

“Extraordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“FBA” means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended from time to time.

“FINMA” means the Swiss Financial Market Supervisory Authority FINMA or any successor thereof.

“Former Residence” has the meaning assigned to such term in Condition 13 (Substitution).

“Group” means, at any time, UBS AG, its consolidated subsidiaries and all other entities that are included in UBS AG’s consolidated adequacy reports prepared pursuant to the capital adequacy laws and regulations to which it is subject at such time.

“High-Trigger Amount” means, as of any Publication Date, the sum of (i) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, outstanding on the relevant Balance Sheet Date that could be converted into equity or written down if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in Swiss francs, of all High-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity or written down if a High-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as determined by UBS AG. For purposes of clause (ii) of this definition and, in the case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs shall be converted into Swiss francs at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS AG. In the case of an Ordinary Publication Date, for purposes of clause (i) of this definition, the aggregate principal amount of any High-Trigger Contingent Capital that is not denominated in Swiss francs shall be converted into Swiss francs at the applicable exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

“High-Trigger Contingent Capital” means any capital instrument issued by any member of the Group that is required pursuant to its terms to be either converted into equity or fully or partially written down when the CET1 Ratio (or similar measure described in the terms and conditions thereof) falls below a threshold that is higher than the Write-down Threshold (with respect to the relevant High-Trigger Contingent Capital, its “High-Trigger Threshold”), including, but not limited to, capital instruments that, pursuant to National Regulations, qualify as buffer capital (Eigenmittelpuffer) under the Capital Adequacy Ordinance.

“High-Trigger Threshold” has the meaning assigned to such term in the definition of the term “High-Trigger Contingent Capital”.

“High-Trigger Write-down/Conversion Date” has the meaning assigned to such term in the definition of the term “High-Trigger Write-down/Conversion Notice”.

“High-Trigger Write-down/Conversion Notice” means a notice delivered pursuant to the terms of any High-Trigger Contingent Capital, which notifies the holders thereof that the CET1 Ratio (or similar measure described in the terms and conditions of such High-Trigger Contingent Capital) has fallen below its High-Trigger Threshold and, consequently, such High-Trigger Contingent Capital will be converted into equity or fully or partially written down, as applicable, as of a particular date (such date, the “High-Trigger Write-down/Conversion Date”).

“Holder” means, with respect to any Note, the person or persons holding such Note in a securities account (Effektenkonto) that is in its or their name, or, in the case of intermediaries (Verwahrungsstellen), the intermediary or intermediaries holding the Notes for its or their own account in a securities account (Effektenkonto) that is in its or their name.

“Initial Interest Rate” means 4.75 per cent. per annum.

“Interest Payment Date” has the meaning assigned to such term in Condition 4 (Interest).

“Interest Rate” means (i) for the period from (and including) the Issue Date to (but excluding) the Call Date, the Initial Interest Rate and (ii) for the period from (and including) the Call Date to (but excluding) the Maturity Date, the Subsequent Interest Rate.

“Intermediary” has the meaning assigned to such term in Condition 2 (Amount and Denomination; Form and Transfer).

“Intermediated Securities” has the meaning assigned to such term in Condition 2 (Amount and Denomination; Form and Transfer).

“Issue Date” means 13 February 2014.

“Issuer” means UBS AG in its capacity as issuer of the Notes.

“Junior Obligations” means (i) all unsecured, subordinated, direct or indirect, obligations of UBS AG without a determined maturity or repayment date, (ii) all other unsecured, subordinated, direct or indirect obligations of UBS AG that are expressed to rank junior to the Issuer’s obligations under the Notes and (iii) all classes of share capital of UBS AG.

“Maturity Date” means 12 February 2026.

“Mid Market Swap Rate” means the mid market Euro swap rate Libor basis having a five-year maturity appearing on Bloomberg page “EUSA5” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) at 11:00 a.m. (Brussels time) on the date falling two Payment Business Days prior to the Call Date, as determined by the Issuer. If such swap rate does not appear on such page (or such other page or service), the Mid Market Swap Rate shall instead be determined by the Issuer on the basis of (i) quotations provided by the principal office of each of four major banks in the Euro swap rate market of the rates at which swaps in Euro are offered by it at approximately 11.00 a.m. (Brussels time) on the date falling two Payment Business Days prior to the Call Date to participants in the Euro swap rate market for a five-year period and (ii) the arithmetic mean expressed as a percentage and rounded, if necessary, to the nearest 0.001 per cent. (0.0005 per cent. being rounded upwards) of such quotations.

“Minimum Progressive Capital Component Requirement” means, at any time, the minimum aggregate amount of capital that is required to be held by UBS AG as Progressive Capital Component pursuant to the National Regulations at such time.

“National Regulations” means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the Swiss Federal Council (Bundesrat) and FINMA and the interpretation thereof by any competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS AG and/or the Group at such time.

“New Residence” has the meaning assigned to such term in Condition 13 (Substitution).

“Notes” means the €2,000,000,000 Tier 2 Subordinated Notes due 2026 issued by the Issuer on the Issue Date.

“Ordinary Publication Date” means each Business Day on which Quarterly Financial Accounts are published.

“Ordinary Trigger Event Notice Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Parity Obligations” means (i) all unsecured, subordinated, direct or indirect, dated obligations of UBS AG and (ii) all other unsecured, subordinated, direct or indirect obligations of UBS AG that are expressed to rank pari passu with the Issuer’s obligations under the Notes.

“Paying Agent” has the meaning assigned to such term in Condition 7 (Payments).

“Payment Business Day” means any day which is a TARGET Settlement Day and a day on which dealings in foreign currencies may be carried on in London, United Kingdom or, if the Securities are held in definitive form, in the case of payment by transfer to a euro account (or other account to which euro may be credited or transferred), any day which is a TARGET Settlement Day and a day on which dealings in foreign currencies may be carried on in London, United Kingdom; and in the case of surrender (or, in the case of part payment only, endorsement) of any Securities in definitive form, any day on which banks are open for general business (including dealings in foreign currencies) in the place in which the Securities in definitive form are surrendered (or, as the case may be, endorsed).

“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November, 2007.

“TARGET Settlement Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Permitted Transactions” means:

(i) repurchases, redemptions or other acquisitions of any Core Capital Instruments in connection with (x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Core Capital Instruments (or securities convertible into, or exercisable for, Core Capital Instruments) as consideration for an acquisition consummated by any member of the Group;

(ii) market-making in Core Capital Instruments as part of the securities business of any member of the Group;

(iii) purchases of fractional interests in any Core Capital Instruments pursuant to the conversion or exchange provisions of (x) such Core Capital Instruments or (y) any security convertible into, or exercisable for, Core Capital Instruments;

(iv) redemptions or repurchases of Core Capital Instruments pursuant to any shareholders’ rights plan; and

(v) other redemptions or repurchases of Core Capital Instruments in an aggregate amount not exceeding CHF 250,000,000 during the one-month period ending on the date immediately preceding the relevant Publication Date.

“Progressive Capital Component” means, at any time, any item that, pursuant to National Regulations at such time, qualifies as progressive capital component (progressive Komponente) under the Capital Adequacy Ordinance.

“Public Sector” means the government of, or a governmental agency or the central bank in, UBS AG’s country of incorporation.

“Publication Date” means an Ordinary Publication Date or an Extraordinary Publication Date, as the case may be.

“Quarterly Financial Accounts” means the financial statements of the Group (including the notes thereto) in respect of a calendar quarter, which have been reviewed by the Auditor in accordance with the International Standards on Auditing and are contained in a customary financial report published by UBS AG; provided, however, that, if the financial statements of the Group in respect of the last quarter of any year are not so reviewed, the term “Quarterly Financial Accounts” in respect of such quarter shall mean instead the annual financial statements of the Group (including the notes thereto) in respect of such year, which have been audited by the Auditor in accordance with the International Standards on Auditing and are published in the annual report of UBS AG for such year.

“Reduced Minimum Progressive Capital Component Requirement” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Reduction Confirmation” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Regulatory Event” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Relevant Date” means, with respect to any payment, (i) the date on which such payment first becomes due under these Terms and Conditions (the “Scheduled Due Date”), or (ii) if the full amount of the money payable on the Scheduled Due Date has not been received by the Intermediary on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has been received by the Intermediary.

“Relevant Swiss Issuer” means, at any time, any bank, or any member of a banking group (including the Group), that is required to hold a minimum aggregate amount of Progressive Capital Component pursuant to the National Regulations at such time.

“Reviewed Interim Measurement” means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed-upon procedures engagements.

“Scheduled Due Date” has the meaning assigned to such in the definition of the term “Relevant Date”.

“Senior Obligations” means all obligations of UBS AG that do not constitute either Junior Obligations or Parity Obligations.

“Subsequent Interest Rate” means the rate per annum equal to the sum of 3.40 per cent. and the Mid Market Swap Rate.

“Substitute Issuer” has the meaning assigned to such term in Condition 13 (Substitution).

“Substitution Documents” has the meaning assigned to such term in Condition 13 (Substitution).

“Swiss Code” means the Swiss Code of Obligations, as amended from time to time.

“Swiss francs” or “CHF” means the lawful currency of Switzerland.

“Tax Event” has the meaning assigned to such term in Condition 5 (Redemption and Purchase).

“Tax Jurisdiction” means Switzerland.

“Taxes” has the meaning assigned to such term in Condition 8 (Taxation).

“Tier 2 Capital” has, at any time, the meaning ascribed to it under the National Regulations at such time.

“Trigger Breach Determination Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Trigger CET1 Ratio” means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of the relevant Balance Sheet Date and (y) the High-Trigger Amount as of such Publication Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

“Trigger Event” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Trigger Event Notice Date” means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

“Trigger Event Write-down Date” has the meaning assigned to such term in the definition of the term “Trigger Event Write-down Notice”.

“Trigger Event Write-down Notice” means, with respect to any Publication Date, a notice (i) stating that (x) the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to clause (b)(ii) of Condition 6 (Contingent Write-down), be no later than 10 Business Days after the date of such notice (the “Trigger Event Write-down Date”).

“Viability Event” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Viability Event Write-down Date” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Viability Event Write-down Notice” has the meaning assigned to such term in Condition 6 (Contingent Write-down).

“Write-down Date” means, with respect to any Contingent Write-down, the Trigger Event Write-down Date or Viability Event Write-down Date, as applicable.

“Write-down Notice” means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

“Write-down Notice Date” means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

“Write-down Threshold” means five per cent.

2.	AMOUNT AND DENOMINATION; FORM AND TRANSFER

(a)	Amount and Denomination

The initial aggregate principal amount of the Notes will be €2,000,000,000. The Notes will be issued to Holders in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes may only be held and transferred in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b)	Uncertificated Securities

The Notes are issued in uncertificated form as uncertificated securities (Wertrechte) in accordance with article 973c of the Swiss Code. The uncertificated securities (Wertrechte) will be created by the Issuer by means of a registration in its register of uncertificated securities (Wertrechtebuch). Such uncertificated securities will then be entered into the main register (Hauptregister) of SIX SIS Ltd or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the “Intermediary”). Once the uncertificated securities are registered in the main register (Hauptregister) of the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) (“Intermediated Securities”).

So long as the Notes are Intermediated Securities, the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in the Intermediary.

Neither the Issuer nor any Holder nor any other person shall at any time have the right to effect or demand the conversion of the uncertificated securities (Wertrechte) into, or the delivery of, a global note (Globalurkunde) or definitive Notes (Wertpapiere).

3.	STATUS AND SUBORDINATION

(a)	Status

The Notes constitute direct, unsecured and subordinated obligations of the Issuer and rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in Condition 3(b).

(b)	Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of UBS AG (except, in any such case, a solvent liquidation or winding-up of UBS AG solely for the purposes of a reorganisation, reconstruction or amalgamation of UBS AG or the substitution in place of UBS AG of a successor in business to UBS AG, the terms of which reorganisation, reconstruction, amalgamation or substitution (x) (except in the case of any such substitution pursuant to Condition 13 (Substitution)) have previously been approved by a valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the Issuer in respect of or arising under (including, without limitation, any damages awarded for breach of any obligation under) the Notes shall, subject to any obligations that are mandatorily preferred by law, rank (A) junior to the rights and claims of all holders of Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)	Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any claim in relation to any unsatisfied payment obligation of the Issuer subject to enforcement by any Holder pursuant to Condition 10 (Events of Default) or in relation to the occurrence of any other Event of Default) shall be subject to, and superseded by, clause (d) of Condition 6 (Contingent Write-down), irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

4.	INTEREST

(a)	Interest

Subject to Condition 6 (Contingent Write-down),

(i)	the Notes shall bear interest on their principal amount at the applicable Interest Rate from and including the Issue Date to (but excluding) (A) if the Notes are early redeemed pursuant to clause (b), (c), (d) or (e) of Condition 5 (Redemption and Purchase), the applicable Early Redemption Date, or (B) otherwise, the Maturity Date; provided, however, that if payment with respect to any Note is improperly withheld or refused on such Early Redemption Date or the Maturity Date, as the case may be, interest shall continue to accrue on the principal amount of such Note (both before and after judgment) at the applicable Interest Rate to (but excluding) the Relevant Date; and

(ii)	interest on the Notes shall be payable annually in arrear on 12 February of each year (each, an “Interest Payment Date”), commencing on 12 February 2015.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

All euro amounts resulting from any calculation required to be made pursuant to this Condition 4 shall be rounded to the nearest cent (with one-half cent being rounded upwards).

(b)	Publication of Interest Amounts

The Issuer shall cause each interest amount payable on the Early Redemption Date (if the Notes are to be early redeemed pursuant to Condition 5 (Redemption and Purchase)) to be notified to the Holders in accordance with Condition 12 (Notices) no later than two Payment Business Days prior to the Early Redemption Date.

5.	REDEMPTION AND PURCHASE

(a)	Final Redemption

Unless previously redeemed or purchased and cancelled and subject to Condition 6 (Contingent Write-down), the Notes shall be redeemed on the Maturity Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) the Maturity Date, if any.

(b)	Early Redemption at the Option of the Issuer

Subject to clauses (f) and (g) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the Call Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) the Call Date, if any.

(c)	Early Redemption due to a Tax Event

(i)	Upon the occurrence of a Tax Event at any time after the Issue Date and subject to clauses (f) and (g) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any.

(ii)	A “Tax Event” shall be deemed to have occurred if the Issuer in making any payments on the Notes (A) has paid, or will or would on the next payment date be required to pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of subclauses (A) and (B) of this clause (ii), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any relevant tax authority), and the Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(d)	Early Redemption due to a Regulatory Event

(i)	Upon the occurrence of a Regulatory Event at any time after the Issue Date and subject to clause (f) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any.

(ii)	A “Regulatory Event” shall be deemed to have occurred if the FINMA has notified UBS AG in writing that the Notes do not, or will cease to, fully qualify as either Tier 2 Capital or Progressive Capital Component (or both); provided, however, that, without prejudice to the Issuer’s right to redeem the Notes pursuant to clause (b), (c) or (e) of this Condition 5, a Regulatory Event shall not be deemed to have occurred for reasons of partial non-recognition of the Notes as Tier 2 Capital in the five-year period ending on the Maturity Date.

(e)	Early Redemption upon a Change in Progressive Capital Component Requirement or an Alignment Event

(i)	Upon the occurrence of a Change in Progressive Capital Component Requirement or an Alignment Event and subject to clauses (f) and (g) of this Condition 5, the Issuer may, within 60 days after the date on which such Change in Progressive Capital Component Requirement or Alignment Event, as the case may be, occurred, elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the relevant Early Redemption Date at 101 per cent. of their aggregate principal amount, together with accrued and unpaid interest thereon to (but excluding) such Early Redemption Date, if any; provided, however, that, in the case of an Alignment Event, the Issuer may not exercise its early redemption right under this clause (e) if it has given the Holders an Amendment Notice pursuant to Condition 11 (Amendments).

(ii)	A “Change in Progressive Capital Component Requirement” shall be deemed to have occurred if (A) at any time on or after the Issue Date, the Minimum Progressive Capital Component Requirement in effect at such time is reduced as a direct consequence of a change in the National Regulations (the Minimum Progressive Capital Component Requirement as so reduced, the “Reduced Minimum Progressive Capital Component Requirement”), (B) UBS AG has received written confirmation from the FINMA that the Minimum Progressive Capital Component Requirement has been so reduced (such confirmation, a “Reduction Confirmation”), and (C) as a direct consequence of such reduction, the aggregate amount of capital held by the Group as of the first Balance Sheet Date immediately following receipt of the relevant Reduction Confirmation that qualifies as Progressive Capital Component as of such Balance Sheet Date exceeds the relevant Reduced Minimum Progressive Capital Component Requirement.

(iii)	An “Alignment Event” shall be deemed to have occurred if, as the result of any change in the National Regulations at any time after the Issue Date, any Relevant Swiss Issuer would be permitted to issue, or has issued, a capital instrument that (A) qualifies as Tier 2 Capital and Progressive Capital Component, and (B) has terms and conditions that (x) include a write-down feature, and (y) contain one or more provisions that are, in the reasonable opinion of the Issuer, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from qualifying as Tier 2 Capital and Progressive Capital Component immediately prior to such change in the National Regulations.

(f)	Early Redemption Notice

If the Issuer elects to redeem the Notes pursuant to clause (b), (c), (d) or (e) of this Condition 5, the Issuer shall give the Holders not less than 30 and not more than 60 days’ prior notice in accordance with Condition 12 (Notices) (an “Early Redemption Notice”), which notice shall be irrevocable and specify the date on which the Issuer shall redeem the Notes pursuant to such clause of this Condition 5 (such specified date, the “Early Redemption Date”).

(g)	Conditions for Early Redemption

The Issuer may only redeem the Notes pursuant to clause (b), (c) or (e) of this Condition 5 on the relevant Early Redemption Date if (i) the FINMA has approved such redemption in writing on or prior to such Early Redemption Date and (ii) no Viability Event has occurred prior to such Early Redemption Date.

(h)	Purchases

UBS AG or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that (i) such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) the FINMA has approved such purchase in writing on or prior to the date of such purchase (such approval not being required for purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes) and (iii) no Viability Event has occurred prior to the date of such purchase. Any Notes so purchased may, at the option of the Issuer, be held, reissued, resold or cancelled.

(i)	Cancellation

All Notes redeemed in accordance with this Condition 5 shall be cancelled and may not be reissued or resold.

(j)	Early Redemption of Other Instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event, Regulatory Event, Change in Progressive Capital Component Requirement or Alignment Event, the Issuer does not elect to early redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 shall prohibit the Issuer from redeeming any other instruments issued by any member of the Group pursuant to the terms thereof.

6.	CONTINGENT WRITE-DOWN

(a)	Trigger Event

(i)	Upon the occurrence of a Trigger Event, a Contingent Write-down shall occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Trigger Event” shall be deemed to have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 6.

(b)	Trigger Event Write-down Notice

(i)	If, with respect to any Publication Date,

(A)	the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold; and

(B)	UBS AG has not (x) paid, or proposed to pay, any distribution in cash or in kind (other than in the form of Core Capital Instruments) on any Core Capital Instruments or (y) repurchased, redeemed or retired for any consideration any Core Capital Instruments, in the case of each of subclauses (x) and (y) of this clause (B), during the one-month period ended on the date immediately preceding such Publication Date, except pursuant to the conversion of a security into, or the exchange of a security for, any Core Capital Instruments, or as a Permitted Transaction,

the Issuer shall, subject to clauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write-down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Publication Date (such fifth Business Day, the “Trigger Breach Determination Date”, and the date of such notice, the “Ordinary Trigger Event Notice Date”), and (y) if such Publication Date is an Extraordinary Publication Date, on such Publication Date (the “Extraordinary Trigger Event Notice Date”), in each case in accordance with Condition 12 (Notices).

(ii)	If the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6, and on the relevant Publication Date any High-Trigger Contingent Capital is outstanding with respect to which either (x) no High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date or (y) a High-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event Write-down Date is scheduled to occur prior to the relevant High-Trigger Write-down/Conversion Date,

(A)	in the case of clause (x) above, the Issuer shall postpone giving such Trigger Event Write-down Notice until the date on which a High-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding High-Trigger Contingent Capital and such date shall be deemed to be the Trigger Event Notice Date; and

(B)	in the case of clauses (x) and (y) above, if the Trigger Event Write-down Date is scheduled to occur prior to the High-Trigger Write-down/Conversion Date (or, in the case of more than one High-Trigger Write-down/Conversion Date, the latest High-Trigger Write-down/Conversion Date), the Trigger Event Write-down Date shall be postponed to the High-Trigger Write-down/Conversion Date (or the latest High-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)	If (A) the Issuer is required to give a Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger Breach Determination Date, the FINMA, upon the request of UBS AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events, to a level above the Write-down Threshold that the FINMA and UBS AG deem, in their sole discretion, to be adequate at such time, the Issuer (x) shall not give such Trigger Event Write-down Notice pursuant to clause (b)(i) of this Condition 6 in relation to the relevant Ordinary Publication Date, and (y) shall give notice to the Holders on or prior to the Trigger Breach Determination Date in accordance with Condition 12 (Notices), which notice shall state that no Contingent Write-down shall occur in relation to the relevant Ordinary Publication Date.

(c)	Viability Event

(i)	Upon the occurrence of a Viability Event, (A) the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than 10 Business Days after the date of such notice (such specified date, the “Viability Event Write-down Date”, and such notice, a “Viability Event Write-down Notice”), and (B) a Contingent Write-down shall occur on the Viability Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)	A “Viability Event” shall be deemed to have occurred if:

(A)	the FINMA has notified UBS AG in writing that it has determined a write-down of the Notes, together with the conversion or write down, as applicable, of holders’ claims in respect of any other capital instruments issued by any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into equity or written down at that time, is, because customary measures to improve UBS AG’s capital adequacy are at the time inadequate or infeasible, an essential requirement to prevent UBS AG from becoming insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business; or

(B)	customary measures to improve UBS AG’s capital adequacy being at the time inadequate or infeasible, UBS AG has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving UBS AG’s capital adequacy and without which, in the determination of (and as notified in writing by) the FINMA, UBS AG would have become insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of whether or not a Trigger Event has occurred or whether any of the conditions to the issuance of a Trigger Event Write-down Notice have been met.

(d)	Contingent Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 6, then on the relevant Write-down Date,

(i)	the full principal amount of each Note shall automatically be written down to zero, the Notes shall be cancelled and all references to the principal amount of the Notes in these Terms and Conditions shall be construed accordingly;

(ii)	the Holders shall be automatically deemed to irrevocably waive their right to receive, and no longer have any rights against the Issuer with respect to, repayment of the aggregate principal amount of the Notes written down pursuant to clause (i) above (bedingter Forderungsverzicht);

(iii)	the Issuer shall pay (A) any accrued and unpaid interest on the Notes and (B) any Additional Amounts related to any interest on the Notes, in the case of each of subclauses (A) and (B) of this clause (iii), if and only to the extent that such interest or Additional Amount, as applicable, became due and payable to the Holders prior to the relevant Write-down Notice Date; and

(iv)	except as described in clause (iii) above, all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) shall become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)	Determination of CET1 Ratio and Trigger CET1 Ratio

With respect to any Publication Date, (i) the CET1 Ratio as of the relevant Balance Sheet Date, (ii) the Trigger CET1 Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, shall be final for purposes of this Condition 6, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published shall have no effect for purposes of this Condition 6.

7.	PAYMENTS

(a)	If the Scheduled Due Date for any payment under the Notes does not fall on a Payment Business Day, the Issuer undertakes to effect payment for value on the Payment Business Day immediately following such Scheduled Due Date, and the Holders shall not be entitled to any additional sum in relation to such payment. All payments required to be made under the Notes (including any Additional Amounts) shall be made to the Holders in euro without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfilment of any other formality.

(b)	The Issuer reserves the right to appoint or, after any such appointment, to terminate the appointment of, one or more paying agents to carry out any payment, calculation or other functions in respect of the Notes (each, a “Paying Agent”). Any such appointment or termination of appointment shall only take effect not more than 45 and not less than 30 days after the Issuer has notified the Holders of such appointment or termination pursuant to Condition 12 (Notices); provided, however, that, in the case of insolvency of any Paying Agent, any termination of such Paying Agent and appointment of any other Paying Agent shall take immediate effect. Notwithstanding the foregoing, if legislation is enacted in Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on 24 August 2011, the Issuer shall appoint a Paying Agent outside of Switzerland if and to the extent that making such payments through such Paying Agent would eliminate any withholding tax that would otherwise apply to such payments pursuant to such legislation.

8.	TAXATION

(a)	All payments to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)	In the event that any payment to be made by or on behalf of the Issuer pursuant to these Terms and Conditions (including for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax Jurisdiction, the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received pursuant to these Terms and Conditions if no such withholding or deduction had been required (“Additional Amounts”).

(c)	The Issuer shall not be required to pay any Additional Amounts pursuant to clause (b) of this Condition 8 in relation to any Note:

(i)	if the relevant Holder is liable for such Taxes on such Note as a result of having some connection with the relevant Tax Jurisdiction other than its mere ownership or possession of such Note or the receipt of principal or interest in respect thereof; or

(ii)	where such withholding or deduction is required to be made pursuant to the EU Savings Tax Directive, or any law implementing or complying with, or introduced in order to conform to, the EU Savings Tax Directive or pursuant to any agreements between the European Community and any other country or territory providing for measures equivalent to those laid down in the EU Savings Tax Directive; or

(iii)	if the relevant Holder would have been able to avoid such withholding or deduction by arranging to receive payment through a Paying Agent (if any is appointed) or through another Paying Agent (if more than one is appointed) in another Member State of the European Union; or

(iv)	with respect to any Tax collected pursuant to the provisions of, or any laws or an agreement with any Tax Jurisdiction relating to, Sections 1471 through 1474 of the U.S. Internal Revenue Code (commonly referred to as “FATCA”); or

(v)	where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on 24 August 2011, in particular, the principle to have a person other than the Issuer withhold or deduct tax; or

(vi)	where such withholding or deduction is required to be made pursuant to an agreement between Switzerland and another country or countries on final withholding taxes levied by Swiss paying agents in respect of persons resident in the other country or countries on income of such person on Notes booked or deposited with a Swiss paying agent (Abgeltungssteuer); or

(vii)	to the extent any combination of the above applies.

(d)	Any reference in these Terms and Conditions to amounts payable by the Issuer pursuant to these Terms and Conditions includes (i) any Additional Amount payable pursuant to this Condition 8 and (ii) any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 8.

9.	STATUTE OF LIMITATIONS

In accordance with Swiss law, (i) claims for interest payments under the Notes shall become time-barred after the five-year period and (ii) claims for the repayment or redemption of Notes shall become time-barred after the ten-year period, in each case, commencing on the date on which such payments, repayment or redemption become due and payable.

10.	EVENTS OF DEFAULT

(a)	If any of the following events shall occur, such occurrence shall constitute an “Event of Default”:

(i)	the Issuer shall fail to pay the principal amount of any Note when and as the same shall become due and payable under these Terms and Conditions, whether at the due date pursuant to clause (a) of Condition 5 (Redemption and Purchase) or at a date fixed for early redemption pursuant to clause (b), (c), (d) or (e) of Condition 5 (Redemption and Purchase), and such failure shall continue unremedied for a period of 30 days; or

(ii)	the Issuer shall fail to pay any interest on the Notes when and as the same shall become due and payable under these Terms and Conditions, whether at the due date pursuant to Condition 4 (Interest) or at a date fixed for early redemption pursuant to clause (b), (c), (d) or (e) of Condition 5 (Redemption and Purchase), and such failure shall continue unremedied for a period of 30 days; or

(iii)	the Issuer shall fail to observe or perform any other covenant, condition, or agreement contained in these Terms and Conditions and such failure either (A) is incapable of remedy or (B) shall continue unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)	a Bankruptcy Event.

(b)	Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6 (Contingent Write-down), (i) such payment obligation (and such payment obligation only) shall be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to Swiss insolvency laws, the relevant Holder may institute proceedings against the Issuer in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under Swiss insolvency laws.

(c)	If an insolvency proceeding with respect to the Issuer is instituted in Switzerland in accordance with clause (b) of this Condition 10, the Issuer shall not (i) after having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)	In the case of any Event of Default arising under clause (a)(iii) above and subject to Condition 6 (Contingent Write-down), any Holder may seek specific performance or damages with respect to such Event of Default pursuant to the Swiss Code if so entitled thereunder.

(e)	In the case of any Event of Default arising under clause (a)(iv) above and subject to Condition 6 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind.

(f)	No remedy against the Issuer other than those described in this Condition 10 shall be available to the Holders in connection with the Issuer’s obligations under these Terms and Conditions, whether for the recovery of amounts owing under these Terms and Conditions or in respect of any breach by the Issuer of any of its other obligations under these Terms and Conditions or otherwise. In particular, no Holder may declare (i) the principal amount of any Notes due and payable prior to the Maturity Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each of subclauses (i) and (ii) of this clause (f), pursuant to clause (e) of this Condition 10.

11.	AMENDMENTS

(a)	If an Alignment Event has occurred and is continuing, the Issuer may, without the consent of the Holders, amend these Terms and Conditions in order to align them (to the extent possible) with the terms of any outstanding capital instruments that (x) have been issued by any member of the Group, (y) qualify as Tier 2 Capital and Progressive Capital Component and (z) have terms and conditions that (A) include a write-down feature, and (B) contain one or more provisions that are, in the reasonable opinion of the Issuer, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from qualifying as Progressive Capital Component immediately prior to the change in the National Regulations related to such Alignment Event, provided that

(i)	such amendment, in the reasonable opinion of the Issuer, does not adversely affect the rights and claims of the Holders under the Notes;

(ii)	the Issuer has given the Holders not less than 30 days’ notice of such amendment in accordance with Condition 12 (Notices), which notice (the “Amendment Notice”) shall (A) be irrevocable and (B) state the date on which such amendment shall be effective (the “Amendment Effective Date”);

(iii)	the FINMA has approved such amendment in writing;

(iv)	no Viability Event has occurred prior to the applicable Amendment Effective Date; and

(v)	prior to the date of the applicable Amendment Notice, the Issuer has not delivered an Early Redemption Notice, pursuant to which it has notified the Holders that it is exercising its right of early redemption under clause (e) of Condition 5 (Redemption and Purchase) as the result of the occurrence of the Alignment Event.

(b)	In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to give effect to the provisions of clause (a) of Condition 13 (Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of “Switzerland” contained herein, including, without limitation, amendments to the definition of the term “Bankruptcy Event”, the definition of the terms “Business Day” and “Payment Business Day”, the governing law of the subordination provisions set forth in Condition 3 (Status and Subordination) and the provisions of Condition 10 (Events of Default)), and (y) any amendments to reflect UBS AG’s guarantee described in clause (a)(vi) of Condition 13 (Substitution)), or (ii) formal, minor or technical in nature or (iii) necessary to correct a manifest error.

(c)	The Issuer shall notify the Holders of any amendments made pursuant to clause (b) of this Condition 11 in accordance with Condition 12 (Notices), which notice shall state the date on which such amendment shall be effective.

(d)	Any amendment made pursuant to this Condition 11 shall be binding on the Holders in accordance with its terms.

12.	NOTICES

So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the Issuer (i) by means of electronic publication on the internet website of the SIX Swiss Exchange (www.six-swiss-exchange.com), where notices are currently published under the address www.six-swiss-exchange.com/news/official_notices/search_en.html or (ii) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice shall be deemed to be validly given on the date of such publication or, if published more than once, on the date of the first such publication.

If the Notes are for any reason no longer listed on the SIX Swiss Exchange, notices to Holders shall be given by the Issuer to the Intermediary for forwarding to the Holders. Any such notice shall be deemed to be validly given on the date of delivery to the Intermediary.

13.	SUBSTITUTION

(a)	The Issuer may, without the consent of the Holders, substitute any entity (whether or not such entity is organised under the laws of Switzerland) (such substitute entity, the “Substitute Issuer”) for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days’ notice to the Holders in accordance with Condition 12 (Notices), provided that:

(i)	at least 95 per cent. of the Substitute Issuer’s capital and voting rights are held, directly or indirectly, by UBS AG;

(ii)	the Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)	the Issuer and the Substitute Issuer have entered into such documents (the “Substitution Documents”) as are necessary to give effect to such substitution and pursuant to which the Substitute Issuer has undertaken in favour of each Holder to be bound by these Terms and Conditions as the principal debtor under the Notes in place of the Issuer;

(iv)	if the Substitute Issuer is resident for tax purposes in a jurisdiction (the “New Residence”) other than that in which the Issuer prior to such substitution was resident for tax purposes (the “Former Residence”), the Substitution Documents contain an undertaking and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8 (Taxation), with the substitution of references to the Former Residence with references to the New Residence;

(v)	the Issuer and the Substitute Issuer have obtained all necessary governmental approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vi)	UBS AG has irrevocably and unconditionally guaranteed to the Holders, on a subordinated basis, the due and punctual payment of all amounts due and payable by the Substitute Issuer under, or in respect of, the Notes pursuant to article 111 of the Swiss Code;

(vii)	if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service of process on its behalf in relation to any legal proceedings arising out of or in connection with the Notes; and

(viii)	the Substitute Issuer has appointed a Paying Agent in Switzerland that is a participant in the Intermediary.

(b)	Upon any substitution pursuant to clause (a) of this Condition 13, the Substitute Issuer shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes with the same effect as if the Substitute Issuer had been named as Issuer in these Terms and Conditions, and the Issuer shall be released from its obligations under the Notes.

14.	FURTHER ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects except for the issue date and/or first date on which interest is paid), such further notes shall be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 14, references in these Terms and Conditions to “Notes” shall include such further notes, unless the context otherwise requires.

15.	CURRENCY INDEMNITY

Any amount received or recovered by any Holder in a currency other than euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of UBS AG or otherwise) under the Notes shall only constitute a discharge of the Issuer to the extent of the amount in euro that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase euro with such amount on such date, on the first date on which it is practicable to do so). If the amount of euro such Holder is able to purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 15, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 15 shall (i) constitute a separate and independent obligation from the Issuer’s other obligations hereunder, (ii) give rise to a separate and independent cause of action, (iii) apply irrespective of any indulgence granted by any Holder and (iv) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due under the Notes or any other judgment or order.

16.	NO SET-OFF BY HOLDERS

Subject to applicable law, each Holder, by acceptance of any direct or beneficial interest in a Note, agrees that it shall not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection with, the Notes.

17.	NO CONVERSION

Notwithstanding the powers of the FINMA under articles 25 et seq. of the FBA, the Notes shall under no circumstances be converted into equity of UBS AG, and shall only absorb losses pursuant to these Terms and Conditions.

18.	GOVERNING LAW AND JURISDICTION

(a)	The Notes shall be governed by and construed in accordance with the laws of Switzerland.

(b)	The courts of the city of Zurich (venue being Zurich 1) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes.